Exhibit (99.4)

ISSN 1718-8369

Volume 5, number 1	July 16, 2010
AS AT APRIL 30, 2010

Budgetary balance

❑	The monthly report as at April 30, 2010, reflects the results of the first month of fiscal year 2010-2011.

❑

Consistent with the historical trend, a deficit is shown for the month of April. The reason for this is that at the beginning of the year, tax revenues are proportionately lower and program spending is made more quickly because of the allocation details of certain grants.

❑	The deficit stands at $1.2 billion as at April 30, 2010, a decrease of $423 million compared to April 30, 2009.

❑	Moreover, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.2 billion, i.e. only $20 million more than in April 2009 after using the stabilization reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

			Budget
	April		2010-2011[1]
				Forecast
				Growth
	2009-2010[2]	2010-2011	2010-2011%
BUDGETARY REVENUE
Own-source revenue	3 524	4 035	50 152	5.8
Federal transfers	1 258	1 281	15 325	0.6
Total	4 782	5 316	65 477	4.5
BUDGETARY EXPENDITURE
Program spending	- 6 097	- 6 284	- 62 561	2.9
Debt service	- 514	- 531	- 6 980	13.4
Total	- 6 611	- 6 815	- 69 541	3.9
NET RESULTS OF CONSOLIDATED ENTITIES[3]	233	326	750	—
Contingency reserve	—	—	- 300	—
DEFICIT	- 1 596	- 1 173	- 3 614	—
BALANCED BUDGET ACT
Generations Fund[4]	- 54	- 64	- 892	—
Stabilization reserve[5]	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	- 1 217	- 1 237	- 4 506	—

1	For comparison purposes, the $1 051-million impact of the Plan to return to budget balance forecast in the 2010-2011 Budget Plan has been allocated among the accounting items concerned.
2

For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

3	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
4	The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.
5	The stabilization reserve is used in accordance with the Balanced Budget Act.

Budgetary revenue

❑            As at April 30, 2010, budgetary revenue amounts to $5.3 billion, $534 million more than as at April 30, 2009.

—           Own-source revenue stands at $4.0 billion, $511 million more than last year. This increase is attributable to:

–                 a rise of $485 million in own-source revenue excluding government enterprises, in particular tax revenues and consumption taxes;

–                 an increase in revenue from government enterprises of $26 million.

—           Federal transfers amount to $1.3 billion, up $23 million compared to April 30, 2009.

Budgetary expenditure

❑            For the first month of fiscal year 2010-2011, budgetary expenditure amounts to $6.8 billion, an increase of $204 million, or 3.1%, compared to last year.

—           Program spending rose by $187 million, or 3.1%, and stands at $6.3 billion. The most significant changes are in the Health and Social Services ($118 million), Economy and Environment ($33 million) and Administration and Justice ($32 million) missions.

—           Debt service amounts to $531 million, an increase of $17 million compared to April 2009.

Consolidated entities

❑            As at April 30, 2010, the net results of consolidated entities show a surplus of $326 million, i.e. $93 million more than last year.

—           Revenue dedicated to the Generations Fund amounts to $64 million.

Net financial requirements

❑            In April, consolidated net financial requirements stand at $2.8 billion, a decrease of $338 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April
	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 524	4 035	511
Federal transfers	1 258	1 281	23
Total	4 782	5 316	534
BUDGETARY EXPENDITURE
Program spending	- 6 097	- 6 284	- 187
Debt service	- 514	- 531	- 17
Total	- 6 611	- 6 815	- 204
NET RESULTS OF CONSOLIDATED ENTITIES	233	326	93
DEFICIT	- 1 596	- 1 173	423
Consolidated non-budgetary requirements	- 1 493	- 1 578	- 85
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 3 089	- 2 751	338

1

For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	April
			Change
Revenue by source	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 227	1 342	9.4
Contributions to Health Services Fund	475	481	1.3
Corporate taxes	186	348	87.1
Consumption taxes	1 058	1 274	20.4
Other sources	245	231	- 5.7
Total own-source revenue excluding government enterprises	3 191	3 676	15.2
Revenue from government enterprises	333	359	7.8
Total own-source revenue	3 524	4 035	14.5
Federal transfers
Equalization	696	713	2.4
Health transfers	345	356	3.2
Transfers for post-secondary education and other social programs	118	119	0.8
Other programs	99	93	- 6.1
Total federal transfers	1 258	1 281	1.8
BUDGETARY REVENUE	4 782	5 316	11.2

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	April
			Change
Expenditures by mission	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	2 628	2 746	4.5
Education and Culture	1 584	1 592	0.5
Economy and Environment	1 028	1 061	3.2
Support for Individuals and Families	497	493	- 0.8
Administration and Justice	360	392	8.9
Total program spending	6 097	6 284	3.1
Debt service	514	531	3.3
BUDGETARY EXPENDITURE	6 611	6 815	3.1

1

For comparison purposes, expenditure for 2009-2010 was adjusted to reflect a change made in 2010-2011 to the monthly imputation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.